Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan José Román-Jiménez	Mr. Garrett Edson
EVP and Chief Financial Officer	ICR
(787) 749-4949	(787) 792-6488

Triple-S Management Selects Abarca as Pharmacy Benefits Manager for its Commercial and Medicare Businesses

SAN JUAN, Puerto Rico, September 4, 2018 – Triple-S Management Corporation (NYSE:GTS), today announced that its managed care subsidiary, Triple-S Salud, Inc., on its behalf and on behalf of its Medicare Advantage subsidiary, Triple-S Advantage, Inc. (“Triple-S” or the “Company”), has entered into a three-year agreement with Abarca Health, LLC, a leading pharmacy benefits manager (PBM) in Puerto Rico, to consolidate the management of its prescription drug benefit programs for its Commercial and Medicare business lines.  The agreement with Abarca is effective January 1, 2019.

Abarca currently serves as Triple-S’s Medicare Advantage PBM.  The current collaboration between Triple-S and Abarca has been essential to achieving a five-star rating in the Part D component of Triple-S’s HMO product each of the past two years, and contributing to the HMO product’s overall four-star rating.

Under the new agreement:

•	Abarca will provide prescription drug claim processing, pharmacy network management, and support or delivery of clinical programs for Triple-S Commercial and Medicare Advantage members.

•	The agreement will benefit approximately 568,000 Triple-S members, representing close to $600 million in annual drug spending.

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The collaboration is expected to improve Triple-S’s care management and create operational efficiencies, ultimately reducing expenses and generating long-term value for both customers and shareholders.

“After a thorough selection process, we chose to expand our current relationship with Abarca based on their outstanding track record of providing Triple-S with excellent pharmacy benefits and customer service,” said Madeline Hernández-Urquiza, President of Triple-S.  “In an environment where new drugs are constantly entering the market and price fluctuations are ever-present, our agreement with Abarca allows for a true partnership.  We expect to further leverage their innovative technology to deliver continuous high-quality care focused on safety and clinical outcomes, while utilizing rigorous analytics to improve pharmacy and medical management.  In the end, our customers should benefit from better integration and coordination of pharmacy services, which should result in an improved overall experience, while we more efficiently manage expenses.”

“We have been working side-by-side with Triple-S for the past six years and have accomplished incredible things together, including five-star ratings in Medicare Part D for the past two years,” said Jason Borschow, Chief Executive Officer of Abarca. “As we deepen our partnership with Triple-S, we look forward to deploying game-changing improvements to the customer experience for Triple-S members, providers, and other key stakeholders. We’re just getting started.”

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About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 55 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.

About Abarca

Abarca has extensive experience, mostly in Puerto Rico, serving public and private sector organizations, including: Medicare and Commercial Health Plans, Self Insured Employers, State Medicaid Programs, and Large Insurers and PBMs.  Abarca is built on the belief that there is a better way for people and companies to work together, connect with each other, and make healthcare awesome for everyone. Abarca’s smarter platform, Darwin, was built from the ground up by Abarca to be fully integrated and user friendly. With smarter technology and a straightforward approach to business, Abarca provides a much better experience and greater value for payers and consumers. For nearly a decade, Abarca has helped many in our industry.   For additional information visit abarcahealth.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).